Exhibit 4.9

MATERIAL CHANGE REPORT

(Form 51-102F3)

1.	Name and Address of the Issuer

Almonty Industries Inc. (the “Company” or “Almonty”)

100 King Street West, Suite 5700

Toronto, Ontario M5X 1C7

2.	Date of Material Change

March 20, 2025.

3.	News Release

On March 24, 2025, a news release was disseminated through BusinessWire and subsequently filed on the System for Electronic Document Analysis and Retrieval (SEDAR+).

4.	Summary of Material Change

Almonty Industries Inc. (“Almonty” or the “Company”) (TSX: AII / ASX: AII / OTCQX: ALMTF / Frankfurt: ALI) announced the appointment of General Gustave F. Perna to the Company’s Board of Directors, effective March 20, 2025.

5.	Full Description of Material Change

Almonty Industries Inc. (“Almonty” or the “Company”) (TSX: AII / ASX: AII / OTCQX: ALMTF / Frankfurt: ALI) announced the appointment of General Gustave F. Perna to the Company’s Board of Directors, effective March 20, 2025.

6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Lewis Black, Chairman, President and Chief Executive Officer of Almonty, is knowledgeable about the material change and may be reached at (647) 438-9766.

9.	Date of Report

March 24, 2025.